UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

ZIOPHARM ONCOLOGY, INC.
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(Name of Issuer)

Common Stock, $0.001 par value
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(Title of Class of Securities)

98973P101
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(CUSIP Number)

December 31, 2021
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(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

 [_]  Rule 13d-1(b)

 [x]  Rule 13d-1(c)

 [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

________________________________________

CUSIP No. 98973P101
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(1) Name of Reporting Person:  Robert D. Hardie
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(2) Check the appropriate box if a member of a Group (see instructions)
(a)  [X]
(b)  [  ]
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(3) SEC Use Only
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(4) Citizenship or Place of Organization:  United States of America
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Number of Shares Beneficially Owned by Each Reporting Person With:

(5) Sole Voting Power:  2,860,114
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(6) Shared Voting Power:   7,406,823
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(7) Sole Dispositive Power:  2,860,114
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(8) Shared Dispositive Power:  7,406,823
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(9) Aggregate Amount Beneficially Owned by Each Reporting Person:  10,266,937
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(10) Check box if the aggregate amount in row (9) excludes certain shares (See Instructions):
[  ]
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(11) Percent of class represented by amount in row (9): 4.8%(*)
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(12) Type of Reporting Person (See Instructions):  IN, HC
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*  Effective January 25, 2022, ZIOPHARM Oncology, Inc. (the "Issuer") changed its name to Alaunos Therapeutics, Inc. The percentages used herein and in the rest of this Schedule 13G are calculated based upon 216,145,826 shares of the Issuer's common stock outstanding as of October 29, 2021, as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission ("SEC") on November 8, 2021.

CUSIP No. 98973P101
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 (1) Name of Reporting Person:  Molly G. Hardie
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(2) Check the appropriate box if a member of a Group (see instructions)
(a)  [X]
(b)  [  ]
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(3) Sec Use Only
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(4) Citizenship or Place of Organization:  United States of America
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Number of Shares Beneficially Owned by Each Reporting Person With:

(5) Sole Voting Power:   398,490
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(6) Shared Voting Power:   7,276,723
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(7) Sole Dispositive Power:   398,490
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(8) Shared Dispositive Power:  7,276,723
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(9) Aggregate Amount Beneficially Owned by Each Reporting Person:  7,675,213
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(10) Check box if the aggregate amount in row (9) excludes certain shares (See Instructions):
[  ]
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(11) Percent of class represented by amount in row (9): 3.6%(*)
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(12) Type of Reporting Person (See Instructions):  IN, HC
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* Effective January 25, 2022, ZIOPHARM Oncology, Inc. (the "Issuer") changed its name to Alaunos Therapeutics, Inc. The percentages used herein and in the rest of this Schedule 13G are calculated based upon 216,145,826 shares of the Issuer's common stock outstanding as of October 29, 2021, as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission ("SEC") on November 8, 2021.

CUSIP No. 98973P101
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(1) Name of Reporting Person:  Level One Partners, LLC
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(2) Check the appropriate box if a member of a Group (see instructions)
(a)  [X]
(b)  [  ]
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(3) Sec Use Only
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(4) Citizenship or Place of Organization:  Commonwealth of Virginia
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Number of Shares Beneficially Owned by Each Reporting Person With:

(5) Sole Voting Power:  0
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(6) Shared Voting Power:  6,236,723
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(7) Sole Dispositive Power:  0
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(8) Shared Dispositive Power:  6,236,723
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(9) Aggregate Amount Beneficially Owned by Each Reporting Person:  6,236,723
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(10) Check box if the aggregate amount in row (9) excludes certain shares (See Instructions):
[  ]
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(11) Percent of class represented by amount in row (9): 2.9%(*)
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(12) Type of Reporting Person (See Instructions):  HC
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* Effective January 25, 2022, ZIOPHARM Oncology, Inc. (the "Issuer") changed its name to Alaunos Therapeutics, Inc. The percentages used herein and in the rest of this Schedule 13G are calculated based upon 216,145,826 shares of the Issuer's common stock outstanding as of October 29, 2021, as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission ("SEC") on November 8, 2021.
SCHEDULE 13G

Item 1(a) Name of Issuer:  ZIOPHARM ONCOLOGY, INC.
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Item 1(b) Address of Issuer's Principal Executive Offices:
1 First Avenue, Parris Building, #34, Navy Yard Plaza, Boston, Massachusetts 02129
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Item 2(a)  Name of Persons Filing:

Robert D. Hardie
Molly G. Hardie
Level One Partners, LLC
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Item 2(b) Address of Principal Business Office or, if None, Residence:

Robert D. Hardie
210 Ridge McIntire Road, Suite 350
Charlottesville, Virginia 22903

Molly G. Hardie
210 Ridge McIntire Road, Suite 350
Charlottesville, Virginia 22903

Level One Partners, LLC
210 Ridge McIntire Road, Suite 350
Charlottesville, Virginia 22903

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Item 2(c) Citizenship:

Robert D. Hardie - United States of America
Molly G. Hardie - United States of America
Level One Partners, LLC - Commonwealth of Virginia
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Item 2(d) Title of Class of Securities:
Common Stock, par value $0.001
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Item 2(e) CUSIP No.:   98973P101
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Item 3  If this statement is filed pursuant to Section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
(a) [_] Broker or dealer registered under Section 15 of the Act;
(b) [_] Bank as defined in Section 3(a)(6) of the Act;
(c) [_] Insurance company as defined in Section 3(a)(19) of the Act;
(d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940;
(e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
(j) [_] A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);
(k) [_] Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

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Item 4  Ownership

Item 4(a) Amount Beneficially Owned:

Robert D. Hardie - 10,266,937
Molly G. Hardie - 7,675,213
Level One Partners, LLC - 6,236,723

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Item 4(b) Percent of Class(*):

Robert D. Hardie - 4.8%
Molly G. Hardie - 3.6%
Level One Partners, LLC - 2.9%
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*  The percentages used herein and in the rest of this Schedule 13G are calculated based upon 216,145,826 shares of the Issuer's common stock outstanding as of October 29, 2021, as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission ("SEC") on November 8, 2021.

Item 4(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

Robert D. Hardie - 2,860,114
Molly G. Hardie - 398,490
Level One Partners, LLC - 0
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(ii) Shared power to vote or to direct the vote:

Robert D. Hardie - 7,406,823
Molly G. Hardie - 7,276,723
Level One Partners, LLC - 6,236,723
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(iii) Sole power to dispose or to direct the disposition of:

Robert D. Hardie - 2,860,114
Molly G. Hardie - 398,490
Level One Partners, LLC - 0
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(iv) Shared power to dispose or to direct the disposition of:

Robert D. Hardie - 7,406,823
Molly G. Hardie - 7,276,723
Level One Partners, LLC - 6,236,723
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Item 5  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].
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Item 6  Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.
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Item 7  Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.
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Item 8  Identification and Classification of Members of the Group.

Not applicable.
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Item 9  Notice of Dissolution of Group.

Not applicable.
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Item 10 Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under Section 240.14a-11.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2022

/s/ Robert D. Hardie
Robert D. Hardie

/s/ Molly G. Hardie
Molly G. Hardie

Level One Partners, LLC

By:  /s/Robert D. Hardie
         Robert D. Hardie, Manager

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative.  If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.  The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree as follows:

 (i)    Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

 (ii)   Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated:  February 11, 2022

/s/ Robert D. Hardie
Robert D. Hardie

/s/ Molly G. Hardie
Molly G. Hardie

Level One Partners, LLC

By:  /s/Robert D. Hardie
         Robert D. Hardie, Manager